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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent
                         -----------------------------



Board of Directors
DATA RACE, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-55616, No. 33-75800, No. 333-24303, and No. 333-24305) on Form S-8 and in the
Registration Statement (No. 333-22605) on Form S-3 of DATA RACE, Inc. of our report dated September 30, 1997, relating to the balance sheets of DATA RACE, Inc. as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of DATA RACE, Inc.

Our report dated September 30, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses and during fiscal 1997, incurred negative cash flows from operations. These conditions along with other matters discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


San Antonio, Texas
October 13, 1997